UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2024

NCR VOYIX CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 225-5627

NCR Corporation

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VYX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Appointment of Executive Chairman

On May 8, 2024, the Board of Directors of NCR Voyix Corporation (the “Company”) appointed James G. Kelly as Executive Chair. Mr. Kelly has served as the non-executive Chair of the Company’s Board of Directors since October 2023. In his new role as Executive Chair, Mr. Kelly will work closely with David Wilkinson, the Company’s Chief Executive Officer, in supporting the management team on strategic and operational matters.

In connection with his appointment as Executive Chair, Mr. Kelly and the Company have entered into an Offer Letter (the “Offer Letter”), which memorializes certain compensation benefits that Mr. Kelly will be entitled to for his services as Executive Chair. Under the Offer Letter, Mr. Kelly will be entitled to receive a base salary of $550,000 per year and a target bonus opportunity of 100% of his base salary. Mr. Kelly will be eligible to participate in certain Company-sponsored benefits, such as health insurance plans that are available to other executive officers of the Company. Mr. Kelly will be a participant in the Company’s 2024 Executive Severance Plan, but under the terms of the Offer Letter he will not be entitled to any severance benefits if he ceases to be Executive Chair but remains on the Board as a non-employee director. In addition, under the Offer Letter, the Company has agreed to reimburse the cost of any COBRA premiums for health insurance continuation for up to 18 months following the termination of Mr. Kelly’s service as Executive Chair.

In connection with his appointment as Executive Chair, Mr. Kelly will also be awarded equity incentive awards consistent with those granted to other executive officers of the Company on March 15, 2024 (the “Executive Officer Grant Date”) in the form of time-based restricted stock units with a grant date value of $1,000,000 and performance based restricted stock units (PBRSUs), with a grant date value of $1,000,000. The restricted stock unit grant will vest in three equal installments on each anniversary of the Executive Officer Grant Date, subject to Mr. Kelly’s continued service as Executive Chair or as a member of the Board of Directors. The PBRSUs are subject to the achievement of certain performance metrics, with 50% of the award value subject to free cash flow metrics and 50% of the award value subject to performance based on relative Total Shareholder Return (TSR). The PBRSUs cliff vest on the third anniversary of the Executive Officer Grant Date, subject to Mr. Kelly’s continued service as Executive Chair or as a member of the Board of Directors.

The foregoing descriptions of the Offer Letter, the time-based restricted stock unit award, and the performance-based restricted stock unit award do not purport to be complete and are subject to, and are qualified in their entirety by, the full text of the Offer Letter and each respective form of award agreement, each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2024.

Appointment of Lead Director

In connection with the appointment of Mr. Kelly as Executive Chair, the Board appointed Kevin Reddy, who has served on the Board since October 2023, as independent Lead Director. Mr. Reddy will receive an additional $50,000 annual cash retainer for Lead Director service in accordance with the Company’s director compensation program.

A copy of the press release relating to these matters is furnished herewith as Exhibit 99.1.

Item 5.02.	Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information required by this Item 5.02 is incorporated by reference to the information set forth in Item 8.01 of this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

99.1	Press Release issued by the Company, dated May 9, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Voyix Corporation

By:	/s/ Kelli E. Sterrett
Kelli E. Sterrett
Executive Vice President, General Counsel and Secretary

Date: May 9, 2024